Exhibit 3.1

CERTIFICATE OF SEVENTH AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

RESHAPE LIFESCIENCES INC.

ReShape Lifesciences Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

A. The name of this corporation is ReShape Lifesciences Inc. and the date on which the Restated Certificate of Incorporation of this corporation was originally filed with the Secretary of State of the State of Delaware was October 12, 2016 (the “Restated Certificate of Incorporation”).

B. The date on which the first amendment to the Restated Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware was June 14, 2018.

C. The date on which the second amendment to the Restated Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware was July 24, 2019.

D. The date on which the third amendment to the Restated Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware was June 15, 2021.

E. The date on which the fourth amendment to the Restated Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware was June 15, 2021.

F. The date on which the fifth amendment to the Restated Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware was December 21, 2022.

G. The date on which the sixth amendment to the Restated Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware was September 23, 2024.

H. On February 28, 2025, the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable that the Restated Certificate of Incorporation be further amended as set forth herein and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation and the stockholders of the Corporation approved the amendments set forth herein at a meeting duly called and held on April 1, 2025.

I. This certificate of seventh amendment (the “Certificate of Seventh Amendment”) to the Restated Certificate of Incorporation herein certified was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

J. This Certificate of Seventh Amendment to the Restated Certificate of Incorporation shall be effective at 12:01 a.m. Eastern Time on May 9, 2025.

K. The Restated Certificate of Incorporation is hereby further amended to amend and restate paragraph 3 of ARTICLE IV in the form below:

“3. Reverse Stock Split.

Upon the effectiveness of the filing of this Certificate of Seventh Amendment (the “Effective Time”), each share of the Corporation’s common stock, $0.001 par value per share (the “Old Common Stock”), either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the Effective Time, will be automatically reclassified (without any further act) into a smaller number of shares such that each twenty-five (25) shares of Old Common Stock issued and outstanding or held by the Company as treasury stock immediately prior to the Effective Time is reclassified into one share of Common Stock, $0.001 par value per share, of the Corporation (the “New Common Stock”). The Corporation shall not issue fractional shares of New Common Stock. The reverse stock split shall not increase or decrease the amount of stated capital or paid-in surplus of the Corporation, provided that any fractional share that would otherwise be issuable as a result of the reverse stock split shall be rounded up to the nearest whole share of New Common Stock. The reverse stock split shall also not increase or decrease the authorized shares of Common Stock or Preferred Stock as set forth in ARTICLE IV, Section 1 hereof. As soon as practicable following the Effective Time, the Corporation will cause the Corporation’s exchange agent and registrar to issue new book entries representing the number of shares of the New Common Stock into which such shares of Old Common Stock shall have been reclassified.”

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IN WITNESS WHEREOF, ReShape Lifesciences Inc. has caused this Certificate of Seventh Amendment to be executed by its duly authorized officer on this 6th day of May, 2025.

RESHAPE LIFESCIENCES INC.

By:	/s/ Paul F. Hickey
Name:	Paul F. Hickey
Title:	President and Chief Executive Officer